PROSPECTUS and	PRICING SUPPLEMENT NO. 14
PROSPECTUS SUPPLEMENT, each	Dated September 8, 2015
Dated April 17, 2014, as supplemented	Registration Statement No. 333-195332
by Supplement No. 1 dated September 10, 2014	Filed Pursuant to Rule 424(b)(2)

U.S. $17,650,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES F

Due 9 Months or More from Date of Issue

$500,000,000 1.750% Fixed Rate Senior Notes Due August 10, 2018

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus, Prospectus Supplement and Supplement No. 1 and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422ETA7 / US24422ETA72

Date of Issue:	September 11, 2015

Maturity Date:	August 10, 2018

Principal Amount:	$500,000,000

Price to Public:	99.902% plus accrued interest from September 11, 2015

Interest Payment Dates:	Semi-annually on February 10 and August 10, commencing on February 10, 2016 (short first coupon) and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	1.750% per annum

Redemption Provisions:	None

Plan of Distribution:

Name	Principal Amount Of Notes
Citigroup Global Markets Inc.	$150,000,000
Goldman, Sachs & Co.	150,000,000
HSBC Securities (USA) Inc.	150,000,000
BNP Paribas Securities Corp.	16,667,000
Credit Agricole Securities (USA) Inc.	16,667,000
U.S. Bancorp Investments, Inc.	16,666,000
Total	$500,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.752% plus accrued interest from September 11, 2015 if settlement occurs after that date.